                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                           REEBOK INTERNATIONAL LTD.
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                                 [REEBOK LOGO]

                           REEBOK INTERNATIONAL LTD.
                          100 TECHNOLOGY CENTER DRIVE
                         STOUGHTON, MASSACHUSETTS 02072

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 1, 1997

     Notice is hereby given that the Annual Meeting of Shareholders of Reebok International Ltd. will be held at The First National Bank of Boston, First Floor Auditorium, 100 Federal Street, Boston, Massachusetts at 10:00 a.m. local time on Thursday, May 1, 1997 for the following purposes:

     1. To elect two Class I members of the Board of Directors.

     2. To approve an amendment to the 1994 Equity Incentive Plan to increase the number of shares of Common Stock authorized for issuance by 2,500,000 shares.

     3. To consider a shareholder proposal to reorganize the Board of Directors into one class.

     4. To transact any other business that may properly come before the Meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 11, 1997 are entitled to notice of and to vote at the Meeting and any adjournment thereof.

     If you are unable to be present in person, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

                                            By Order of the Board of Directors

                                            JOHN E. BEARD
                                            Clerk

March 26, 1997

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 1, 1997

                                PROXY STATEMENT

     The enclosed proxy is solicited on behalf of the Board of Directors of Reebok International Ltd. ("Reebok" or the "Company") to be voted at the Annual Meeting of Shareholders to be held on May 1, 1997 or at any adjournment thereof (the "Meeting"). The cost of solicitation of proxies on behalf of the Company's management will be borne by Reebok. The Company has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies. MacKenzie Partners, Inc. will receive a fee and reimbursement of expenses, estimated not to exceed $10,000, all of which will be paid by the Company. Directors, officers and employees of Reebok may also solicit proxies by telephone, telegraph or personal interview. Reebok will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials on behalf of the Company's management to the beneficial owners of shares.

     Only shareholders of record at the close of business on March 11, 1997 are entitled to notice of and to vote at the Meeting. There were 56,070,845 shares of the Company's common stock, $.01 par value per share ("Common Stock"), outstanding on that date, each of which is entitled to one vote. Under the bylaws of the Company, a majority of the shares of Common Stock issued and outstanding and entitled to vote will constitute a quorum for the Meeting. If a quorum is present, the two nominees for director who receive the greatest number of votes properly cast (or a plurality of the votes) will be elected directors. An affirmative majority of the votes properly cast at the Meeting in person or by proxy is required for approval of proposals 2 and 3. Votes cast by proxy or in person at the Annual Meeting will be counted by persons selected by the Company to act as election inspectors for the Meeting.

     The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matters for purposes of determining the presence of a quorum, but neither proxies that withhold authority (without naming an alternative nominee), abstentions nor broker non-votes will be counted as votes cast at the Annual Meeting. Such proxies therefore will have no effect on the outcome of voting with respect to the election of directors at the meeting or proposals 2 and 3.

     Shares represented by proxies in the form enclosed, if properly executed and returned and not revoked, will be voted at the Meeting. To be voted, proxies must be filed with the Clerk prior to voting. Proxies may be revoked at any time before exercise by filing a notice of such revocation with the Clerk. Proxies will be voted as specified by the shareholders. Where specific choices are not indicated, proxies will be voted FOR the election of all of the nominees for director identified below, FOR proposal 2, AGAINST proposal 3 and in the discretion of the named proxies as to any other matter that may come before the meeting or any adjournments thereof.

     The Annual Report to Shareholders for Reebok's fiscal year ended December 31, 1996 has been mailed with this Proxy Statement. This Proxy Statement and the enclosed proxy were mailed to shareholders on the same date as the date of the Notice of Annual Meeting. The principal executive offices of Reebok are located at 100 Technology Center Drive, Stoughton, Massachusetts 02072.

                             ELECTION OF DIRECTORS

     Pursuant to the provisions of Section 50A of Chapter 156B of the Massachusetts General Laws, the Board of Directors is divided into three classes, having staggered terms of three years each. Under Section 50A and the by-laws of the Company, the Board of Directors may determine the total number of directors and the number of directors to be elected at any Annual Meeting of Shareholders or Special Meeting in lieu thereof. The Board of Directors has fixed at twelve the total number of directors and has fixed at two the number of directors to be elected at the 1997 Annual Meeting. Of the current directors, three Class I directors have terms expiring at the 1997 Annual Meeting, four Class II directors have terms expiring at the 1998 Annual Meeting, and three Class III directors have terms expiring at the 1999 Annual Meeting. Two of the three directors whose terms expire at the 1997 Annual Meeting have been nominated by the Board of Directors for reelection at such Meeting. Mr. Quelch is not standing for reelection. Each Class I director elected at the 1997 Annual Meeting will serve until the 2000 Annual Meeting of Shareholders or Special Meeting in lieu thereof, and until that director's successor is elected and qualified.

INFORMATION WITH RESPECT TO NOMINEES

     Unless authority is withheld, proxies in the accompanying form will be voted in favor of electing as Class I directors, to hold office until the Annual Meeting of Shareholders in 2000 or Special Meeting in lieu thereof, and until their respective successors are elected and qualified, the two persons identified in the table below. If the proxy is executed in such a manner as to withhold authority to vote for one or more nominees for director, such instructions will be followed by the persons named as proxies.

     All of the nominees for director are now Class I members of the Board of Directors. The Company has no reason to believe that any of the nominees will be unable to serve. In the event that any nominee should not be available, the persons named in the proxy will vote for the others and may vote for a substitute for such nominee.

     Listed below are the nominees for Class I director, with information showing the business experience and current public directorships, if any, of each, the age of each and the year each was first elected a director of the Company.

                                           BUSINESS EXPERIENCE AND                       DIRECTOR
             NAME                           CURRENT DIRECTORSHIPS                AGE       SINCE
             ----                          -----------------------               ---     --------
Mannie L. Jackson.............   Chairman, Chief Executive Officer and           57       1996
                                 majority owner of Harlem Globetrotters
                                 International, Inc., a sports and
                                 entertainment entity; Retired Senior Vice
                                 President-Corporate Marketing and
                                 Administration of Honeywell, Inc., a
                                 manufacturer of control systems, and prior
                                 to that, served in various executive
                                 capacities for Honeywell since 1968;
                                 Director of Ashland Inc., a vertically
                                 integrated petroleum and chemical company;
                                 Director of Jostens Inc., a manufacturer and
                                 distributor of recognition awards; Director
                                 of The Stanley Works, a commercial, consumer
                                 and specialty tools company.

Geoffrey Nunes................   Senior Vice President and General Counsel,      66       1986
                                 Millipore Corporation, a leader in the field
                                 of separation technology.

     John A. Quelch, age 45, who has been a director of the Company since 1985 and who presently serves as a Class I member of the Board of Directors, is not standing for reelection.

     Class II members of the Board of Directors having terms of office expiring at the 1998 Annual Meeting of Shareholders are as follows:

                                           BUSINESS EXPERIENCE AND                       DIRECTOR
             NAME                           CURRENT DIRECTORSHIPS                AGE       SINCE
             ----                          ----------------------                ---     --------
Paul R. Duncan................   Executive Vice President of the Company         56       1989
                                 (since 1990), with responsibility for
                                 special projects (since November 1996);
                                 President of the Company's Specialty
                                 Business Group (from October 1995 to
                                 November 1996); Chief Operating Officer,
                                 Reebok Division (from June 1995 to October
                                 1995); Chief Financial Officer of the
                                 Company (from 1985 to June 1995); Director
                                 of BGS Systems, Inc., a computer software
                                 development company; Director of Cabletron
                                 Systems, Inc., a computer networking
                                 company.

William F. Glavin.............   President, Babson College; Director of INCO     64       1994
                                 Ltd., a producer of primary metals, alloys
                                 and engineered products; Director of The
                                 Caldor Corporation, a discount retailer; and
                                 Director of John Hancock Mutual Funds, Inc.,
                                 a mutual fund company.

Richard G. Lesser.............   Executive Vice President and Chief Operating    62       1988
                                 Officer of TJX Companies, Inc., an off-price
                                 apparel and home furnishings retailer and
                                 since February 1996 President, The Marmaxx
                                 Group, a division of TJX Companies, Inc.
                                 which operates T.J. Maxx and Marshalls.

William M. Marcus.............   Executive Vice President, Treasurer and         59       1981
                                 Director of American Biltrite Inc., a
                                 manufacturer of flooring and tape products;
                                 Director of Congoleum Corp., a sheet vinyl
                                 and floor tile manufacturing company.

     Class III members of the Board of Directors having terms of office expiring at the 1999 Annual Meeting of Shareholders are as follows:

                                           BUSINESS EXPERIENCE AND                       DIRECTOR
             NAME                           CURRENT DIRECTORSHIPS                AGE       SINCE
             ---                           ----------------------                ---     --------
Paul B. Fireman...............   Chief Executive Officer and Chairman of the     53       1979
                                 Board of Directors of the Company; President
                                 of the Company (from 1979 to March 1987 and
                                 since December 1989); Director of Abiomed,
                                 Inc., a manufacturer of medical devices.

Robert Meers..................   Executive Vice President of the Company         53       1993
                                 (since February 1994) and President and
                                 Chief Executive Officer of the Reebok
                                 Division (since October 1995); President of
                                 the Company's Specialty Business Group
                                 (February 1994 to October 1995); President,
                                 Reebok Division U.S. Operations (from
                                 November 1990 to January 1994) and Canadian
                                 Operations (January 1993 to January 1994).

                                           BUSINESS EXPERIENCE AND                       DIRECTOR
             NAME                           CURRENT DIRECTORSHIPS                AGE       SINCE
             ---                           ----------------------                ---     --------
Bertram M. Lee, Sr............   Chairman of the Board of BML Associates         58       1990
                                 Inc., a holding company; Chairman and
                                 Treasurer of Albimar Communications Co., a
                                 broadcast communications company; and
                                 President of KELLEE Communications Group, a
                                 pay telephone company.

     During 1996, the Board of Directors held six meetings. All of the directors, except Mr. Lee, attended at least 75% of the Board and relevant committee meetings during 1996. Due to illness, Mr. Lee attended 44% of such meetings. Jill E. Barad resigned from the Board as of July 21, 1996. For information on compensation of Directors, see "Compensation of Directors" below.

     The Audit Committee, composed of Messrs. Lesser, Lee, Marcus and Quelch, held three meetings during 1996. The Audit Committee recommends to the Board of Directors the independent public accountants to be engaged by the Company; reviews with such accountants and management the Company's internal accounting procedures and controls; and reviews with such accountants the scope and results of their audit of the consolidated financial statements of the Company.

     The Compensation Committee, composed of Messrs. Nunes and Glavin, administers the Company's stock option and compensation plans, sets compensation for the Chief Executive Officer, reviews the compensation of the other executive officers and provides recommendations to the Board regarding compensation matters. The Compensation Committee held four meetings during 1996.

     The Board Affairs Committee, composed of Messrs. Glavin, Jackson, Lesser and Nunes, held three meetings during 1996. This Committee is responsible for considering Board governance issues. The Committee also recommends individuals to serve as directors of the Company and will consider nominees recommended by security holders. Recommendations by security holders should be submitted in writing to the Board Affairs Committee, in care of the President of the Company.

     The Executive Committee, composed of Messrs. Fireman, Duncan and Nunes, did not meet during 1996.

COMPENSATION OF DIRECTORS

     During 1996, each director who was not an officer or employee of the Company received $25,000 annually, plus $2,000 for each committee chairmanship held and $2,000 for each directors' meeting and $1,000 for each committee meeting attended, plus expenses.

     The Company's Equity and Deferred Compensation Plan for Directors (the "Directors' Plan") provides for the issuance of stock options to directors and provides a means by which directors may defer all or a portion of their director fees.

     The deferred compensation portion of the Directors' Plan permits directors who are not employees of the Company to defer all or a portion of their director compensation and to invest such deferred compensation in Reebok Common Stock or in cash which earns interest at the Merrill Lynch Corporate Bond Rate. Compensation deferred into Reebok Common Stock is converted into stock based on the price of the stock on the first day of the calendar quarter following the quarter in which the fees were deferred. Dividends paid on the Reebok Common Stock are also credited to the director's deferred compensation account.

     Directors who elect to defer their compensation will receive a distribution of their deferred compensation in either a lump sum or in annual installments (at the director's election) beginning on a date specified by the director or on the date on which the director is no longer a member of the Reebok Board of Directors, whichever occurs first. If the deferred compensation is invested at the corporate bond rate, the distribution will be in cash in an amount equal to the deferred compensation plus interest accrued. If the compensation is deferred into Reebok Common Stock, the distribution will be in the form of shares of Reebok Common Stock.

     Under the stock option portion of the Directors' Plan, each newly elected Eligible Director (as defined below) who is elected to office is granted an option on the date of such election to purchase shares of Reebok Common Stock having an aggregate market value on such date equal to six times the average cash compensation received by all directors in the immediately prior calendar year. An Eligible Director is any director who is not an officer or employee of the Company and is not a holder of more than 5% of the outstanding shares of the Company's Common Stock or a person who is in control of such holder. After the initial grant, on April 28 of each year, each Eligible Director is granted an option to purchase shares of Reebok Common Stock having a fair market value on the date of such grant equal to three times the average annual cash compensation received by all directors in the immediately prior calendar year (or a pro rata portion based on the date of his or her election). The exercise price for all options granted under the Directors' Plan is the fair market value of Reebok Common Stock on the date of the grant. Options become exercisable for one-third of the shares covered thereby on each of the first through third anniversaries of the grant. On April 28, 1996, Messrs. Glavin, Lee, Lesser, Marcus, Nunes, and Quelch were granted an option to purchase 3,818 shares. Upon his election to the Board of Directors on February 15, 1996, Mr. Jackson was granted an option to purchase 7,978 shares.

     Of the current directors, Messrs. Fireman, Duncan and Meers are not Eligible Directors under the Directors' Plan.

BENEFICIAL OWNERSHIP OF SHARES

     The following table sets forth certain information with respect to the shares of Common Stock owned on March 11, 1997 by persons owning of record or, to the knowledge of the Company, beneficially 5% or more of the outstanding shares of Common Stock. It also shows ownership by each director and nominee for director, by each executive officer named in the Summary Compensation Table below and by all directors and executive officers of the Company as a group.

                                                                  COMMON STOCK
                                                                  BENEFICIALLY        PERCENT
                            NAME                                    OWNED(1)        OF CLASS(2)
                            ---                                   ------------      -----------
Paul B. Fireman(3)(9)........................................       7,638,156           12.67%

Phyllis Fireman(4)...........................................       5,047,002            8.37%

Paul R. Duncan(9)............................................         216,978           *

William F. Glavin(5)(9)......................................           8,834           *

Mannie L. Jackson(5)(9)......................................           5,067           *

Bertram M. Lee, Sr.(5)(9)....................................          16,213           *

Richard G. Lesser(6)(9)......................................          41,692           *

William M. Marcus(7)(9)......................................         612,373            1.02%

Angel Martinez(9)............................................          75,871           *

Robert Meers(9)..............................................         153,040           *

Geoffrey Nunes(9)............................................          38,186           *

John A. Quelch(5)(9).........................................          25,917           *

Kenneth I. Watchmaker(9).....................................         108,897           *

Directors and executive officers as a group
(16 persons)(8)(9)...........................................       9,022,592           14.96%

---------------

 *  Less than 1%.

(1) Except as otherwise noted, all persons and entities have sole voting and investment power over their shares. All amounts shown in this column include shares obtainable upon exercise of stock options exercisable within 60 days of the date of this table.

(2) Computed on the basis of 60,307,269 shares: 56,070,845 shares outstanding and 4,236,424 shares subject to options exercisable within 60 days of the date of this table.

(3) Excludes 5,047,002 shares, as to which Mr. Fireman disclaims beneficial ownership, that are beneficially owned by Phyllis Fireman, his wife.

(4) Excludes 7,638,156 shares, as to which Mrs. Fireman disclaims beneficial ownership, that are beneficially owned by Paul Fireman, her husband.

(5) Includes for the following persons, the shares set forth below, which represent shares deferred pursuant to the Directors' Plan: William F. Glavin 2,735 shares; Mannie L. Jackson, 1,090 shares; Bertram M. Lee, Sr., 1,627 shares; John A. Quelch, 697 shares.

(6) Excludes 3,576 shares held by Mr. Lesser's wife and child, as to which he disclaims beneficial ownership.

(7) Excludes 29,969 shares held by Mr. Marcus' wife, as to which he disclaims beneficial ownership.

(8) Excludes the 5,047,002 shares described in note (3) above, the 3,576 shares described in note (6) above and the 29,969 shares described in note (7) above. Includes shares subject to options held by directors and executive officers that are exercisable within 60 days of the date of this table (see note (9) below).

(9) Includes for the following persons, the shares set forth below, which shares are subject to stock options exercisable within 60 days of the date of this table: Paul B. Fireman, 2,500,000 shares; Paul R. Duncan, 201,000 shares; William F. Glavin, 4,849 shares; Mannie L. Jackson, 2,977 shares; Bertram M. Lee, Sr., 14,586 shares; Richard G. Lesser, 34,686 shares; William M. Marcus, 21,686 shares; Angel Martinez, 75,000 shares; Robert Meers, 148,500 shares; Geoffrey Nunes, 31,686 shares; John A. Quelch, 25,020 shares; Kenneth I. Watchmaker, 105,000 shares; and all directors and executive officers as a group, 3,244,050 shares.

     The address of Mr. and Mrs. Fireman is c/o Reebok International Ltd., 100 Technology Center Drive, Stoughton, Massachusetts 02072.

EXECUTIVE COMPENSATION

     The following table sets forth the aggregate compensation paid or accrued by the Company for services rendered during the years ended December 1994, 1995 and 1996 for the Chief Executive Officer and each of the Company's four other most highly compensated executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM COMPENSATION
                                                                                      ------------------------
                                                        ANNUAL COMPENSATION
                                                -----------------------------------            AWARDS
                                                                            OTHER     ------------------------
                                                                           ANNUAL     RESTRICTED                      ALL
               NAME AND                                                    COMPEN-       STOCK                       OTHER
          PRINCIPAL POSITION             YEAR   SALARY($)     BONUS($)    SATION($)    AWARDS($)    OPTIONS(#)   COMPENSATION($)
--------------------------------------  ------  ----------   ----------   ---------   -----------   ----------   -------------
Paul B. Fireman.......................   1996  $1,000,012         None          --         None       500,000      $ 100,913(1)(2)
  Chairman, President and                1995   1,000,000         None          --         None        87,300         96,645(1)(2)
  Chief Executive Officer                1994   1,000,012   $1,000,000          --         None          None         68,786(1)(2)

Paul R. Duncan........................   1996     546,176         None          --         None       215,000         50,660(3)
  Executive Vice President               1995     600,028      120,000          --         None        40,000         51,631(3)
                                         1994     582,716      525,000          --         None          None         16,412(3)

Robert Meers..........................   1996     699,978         None          --         None       250,000         41,066(4)
  Executive Vice President;              1995     591,325         None          --         None       140,000         31,041(4)
  President and CEO,                     1994     437,019      135,000          --         None          None         16,412(4)
  Reebok Division

Angel Martinez........................   1996     425,022      201,354          --         None(9)    187,500         31,776(7)
  Executive Vice President; President,   1995     400,010       60,000     $62,000(5)   $21,483(6)     25,000         28,889(7)
  The Rockport Company                   1994     392,214      120,000      71,768(5)      None          None         16,412(7)

Kenneth I. Watchmaker.................   1996     440,387         None          --         None(9)    150,000         30,750(8)
  Executive Vice President and           1995     400,000       60,000          --       21,483(6)     25,000         29,003(8)
  Chief Financial Officer                1994     385,289      120,000          --         None          None         16,412(8)

---------------

(1) Includes contributions by the Company on behalf of Mr. Fireman as follows: for 1996, $12,250 to the Company's Savings and Profit Sharing Retirement Plan (the "Profit Sharing/Savings Plan") and $42,501 in credits allocated to Mr. Fireman's account under the Company's Excess Benefits Plan; for 1995, $12,120 to the Company's Profit Sharing/Savings Plan and $42,500 in credits allocated to Mr. Fireman's account under the Company's Excess Benefits Plan; for 1994, $16,412 to the Profit Sharing/Savings Plan. Mr. Fireman is 100% vested in these contributions and allocations.

(2) Includes $46,162 for 1996, reflecting the present value of the economic benefit to Mr. Fireman of the portion of the premium paid by the Company during 1996 ($1,106,317) with respect to the split-dollar life insurance agreement (see "Employee Agreements" below for a description of such agreement), based on the time period between the date on which the premium was paid by the Company and May 25, 1997 which, as of March 26, 1997 is the earliest date on which the Company could terminate the agreement and receive a refund, without interest, of the premium it paid. Includes $42,025 for 1995 and $52,374 for 1994, as reported in the Company's 1996 and 1995 Proxy Statements, respectively, reflecting the present value of the economic benefit to Mr. Fireman of the premium paid during 1995 and 1994 ($1,106,742 and $1,107,115, respectively) with respect to the same agreement, calculated on the same basis.

(3) Includes contributions by the Company on behalf of Mr. Duncan as follows: for 1996, $12,250 to the Profit Sharing/Savings Plan and $38,410 in credits allocated to Mr. Duncan's account under the Excess Benefits Plan; for 1995, $12,120 to the Profit Sharing/Savings Plan and $39,511 in credits allocated to Mr. Duncan's account under the Excess Benefits Plan; for 1994, $16,412 to the Profit Sharing/Savings Plan. Mr. Duncan is 100% vested in these contributions and allocations.

(4) Includes contributions by the Company on behalf of Mr. Meers as follows: for 1996, $12,250 to the Profit Sharing/Savings Plan and $28,816 in credits allocated to Mr. Meers' account under the Excess Benefits Plan; for 1995, $12,120 to the Profit Sharing/Savings Plan and $18,921 in credits allocated to Mr. Meers' account under the Excess Benefits Plan; for 1994, $16,412 to the Profit Sharing/Savings Plan. Mr. Meers is 100% vested in these contributions and allocations.

(5) Includes for 1995, $50,000, and for 1994, $60,000 representing compensation attributable to Mr. Martinez as a result of a rent-free lease of a residence to him by the Company (see "Transactions with Management and Affiliates" below). Also includes car allowance of $12,000 for 1995 and $11,768 for 1994.

(6) Certain of the Company's executive officers were required to defer twenty-five percent (25%) of their 1995 bonus award and to invest it into restricted shares of Reebok Common Stock. Fifty percent (50%) of such shares vested on January 1, 1997 and fifty percent (50%) will vest on January 1, 1998. Any unvested portion of such shares will be forfeited if the executive officer leaves the Company prior to such vesting dates. In connection with this arrangement, Mr. Martinez and Mr. Watchmaker were each issued 744 shares of restricted shares of Reebok Common Stock on March 15, 1996 in lieu of $20,000 of their bonus earned for 1995. The number of shares of restricted stock issued to them was determined by dividing $20,000 by the average of the closing price of Reebok Common Stock for the first twenty trading days of 1996 ($26.875). Mr. Martinez and Mr. Watchmaker are entitled to receive dividends declared by the Company on these restricted shares.

(7) Includes contributions by the Company on behalf of Mr. Martinez as follows: for 1996, $12,250 to the Profit Sharing/Savings Plan and $19,526 in credits allocated to Mr. Martinez's account under the Excess Benefits Plan; for 1995, $12,120 to the Profit Sharing/Savings Plan and $16,769 in credits allocated to Mr. Martinez's account under the Excess Benefits Plan; for 1994, $16,412 to the Profit Sharing/Savings Plan. Mr. Martinez is 100% vested in these contributions and allocations.

(8) Includes contributions by the Company on behalf of Mr. Watchmaker as follows: for 1996, $12,250 to the Profit Sharing/Savings Plan and $18,500 in credits allocated to Mr. Watchmaker's account under the Excess Benefits Plan; for 1995, $12,120 to the Profit Sharing/Savings Plan and $16,883 in credits allocated to Mr. Watchmaker's account under the Excess Benefits Plan; for 1994, $16,412 to the Profit Sharing/Savings Plan. Mr. Watchmaker is 60% vested in these contributions and allocations.

(9) As of December 31, 1996, Mr. Martinez and Mr. Watchmaker each held 744 shares of restricted Common Stock granted to them on March 15, 1996 (see note (6) above) under the 1994 Equity Incentive Plan. On December 31, 1996, the fair market value of Mr. Martinez's restricted shares was $31,248 and of Mr. Watchmaker's restricted shares was $31,248.

     The following table sets forth information concerning individual grants of stock options and freestanding SARs made during 1996 to the Chief Executive Officer and each of the four other most highly compensated executive officers:

                                                            OPTION/SAR GRANTS IN 1996
                                 --------------------------------------------------------------------------------
                                                                                               POTENTIAL
                                                 INDIVIDUAL GRANTS                          REALIZABLE VALUE
                                 -------------------------------------------------             AT ASSUMED
                                                   % OF                                     ANNUAL RATES OF
                                  NUMBER OF       TOTAL                                       STOCK PRICE
                                  SECURITIES   OPTIONS/SARS  EXERCISE                       APPRECIATION FOR
                                  UNDERLYING    GRANTED TO   OR BASE                         OPTION TERM(1)
                                 OPTIONS/SARS   EMPLOYEES     PRICE    EXPIRATION      --------------------------
              NAME                GRANTED(#)     IN 1996      ($/SH)      DATE             5%             10%
              ----               ------------  ------------  --------  -----------     ----------     -----------
Paul B. Fireman.................    111,150(2)      2.53%    $27.875     2/15/06       $1,949,015     $ 4,937,839
                                    388,850(2)      8.84%      36.00     7/26/06        8,803,564      22,308,325

Paul R. Duncan..................     55,600(2)      1.26%     27.875     2/15/06          974,946       2,470,030
                                    159,400(2)      3.62%      31.25     7/26/06        3,132,210       7,938,120

Angel Martinez..................     39,350(2)       .89%     27.875     2/15/06          690,002       1,748,124
                                    148,150(2)      4.37%      31.25     7/26/06        2,911,148       7,377,870

Robert Meers....................    100,000(2)      2.27%     27.875     2/15/06        1,753,500       4,442,500
                                    150,000(2)      4.41%      31.25     7/26/06        2,947,500       7,470,000

Kenneth I. Watchmaker...........     41,700(2)       .95%     27.875     2/15/06          731,210       1,852,523
                                    108,300(2)      2.46%      31.25     7/26/06        2,128,095       5,393,340

---------------

(1) The assumed annual rates of stock price appreciation of 5% and 10% per annum are established by the Securities and Exchange Commission ("SEC") and are not to be construed as a forecast of future appreciation. The actual realized value of such options will depend on the market value of the Common Stock on the date of exercise; no gain will be realized by the optionees unless there is an increase in the stock price from the price on the date of grant.

(2) Forty percent of the shares granted on February 15, 1996 (expiring on February 15, 2006) become exercisable on February 15, 1998 and twenty percent of the shares become exercisable on February 15 in each of 1999, 2000 and 2001. Twenty percent of the shares granted to Messrs. Fireman, Martinez and Watchmaker granted on July 26, 1996 (expiring on July 26, 2006) become exercisable on December 31 in each of 1998, 1999, 2000, 2001 and 2002. Fifty percent of the shares granted to Messrs. Duncan and Meers on July 26, 1996 (expiring July 26, 2006) become exercisable on December 31 in each of 1998 and 1999. The number of shares subject to each option granted on July 26, 1996 will be reduced by the number of shares which are sold or otherwise transferred by the optionee prior to December 31, 1998 and which were acquired after July 26, 1996 pursuant to the exercise of any options held by him prior to such date. Options will also become exercisable upon the death or permanent disability of the optionee or in the event of a merger, consolidation, sale of substantially all of the Company's assets or other transaction or series of transactions which result in a change of control of the Company's Common Stock. Options expire ten years after the date of grant.

     The following table sets forth aggregated option exercises in 1996 and option values as of December 31, 1996 for the Chief Executive Officer and each of the four other most highly compensated executive officers:

                    AGGREGATED OPTION/SAR EXERCISES IN 1996
                 AND OPTION/SAR VALUES AS OF DECEMBER 31, 1996

                                                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                                   OPTIONS/SARS              OPTIONS/SARS
                                                                  AT 12/31/96(#)            AT 12/31/96($)
                              SHARES                         ------------------------   -----------------------
                             ACQUIRED
          NAME            ON EXERCISE(#)  VALUE REALIZED($)  EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
          ----            --------------- -----------------  ------------------------   -----------------------
Paul B. Fireman..........      None           0                 2,500,000/ 587,300      $60,305,000/ 4,568,756

Paul R. Duncan...........      None           0                   185,000/ 265,000        4,310,775/ 2,895,150

Angel Martinez...........      None           0                    65,000/ 235,000        1,373,150/ 2,542,181

Robert Meers.............      None           0                   132,500/ 437,500        2,830,188/ 4,741,563

Kenneth I. Watchmaker....      None           0                    95,000/ 205,000        1,244,875/ 2,292,113

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Board of Directors, on February 15, 1996, adopted a Supplemental Executive Retirement Plan ("SERP") for certain key executive officers, including all of those who are named in the Summary Compensation Table above. The SERP provides that a participant, upon attaining age 60, will receive an annual retirement benefit equal to (a) 25% of his or her average total compensation for the three calendar years out of the five consecutive calendar years ending within the year in which the participant retires ("Final Average Compensation"), in which he or she had the highest total compensation, multiplied by (b) the number of years of such executive's service with the Company (not to exceed 15) divided by 15. The SERP also provides for reduced benefits for participants who retire after age 55, but before age 60, and have completed at least five full years of continuous service with the Company, or who retire before age 55, and have completed at least ten full years of continuous service.

     The following table sets forth estimated annual benefits payable under the SERP upon a participant's retirement, assuming attainment of age 60 while in the employment of the Company, for the following compensation levels and years of service:

                                                           YEARS OF SERVICE
                   FINAL AVERAGE                --------------------------------------
                    COMPENSATION                   5              10             15
                   ------------                 --------       --------       --------
          $ 450,000.......................      $ 37,500       $ 75,000       $112,500
             550,000......................        41,667         83,333        125,000
             750,000......................        62,500        125,000        187,500
           1,000,000......................        83,333        166,667        250,000
           1,250,000......................       104,167        208,333        312,500
           1,500,000......................       125,000        250,000        375,000
           1,750,000......................       145,833        291,667        437,500
           2,000,000......................       166,667        333,333        500,000
           2,250,000......................       187,500        375,000        562,500

     The compensation covered by the SERP for any calendar year is the participant's base compensation and annual incentive bonus earned for such year (plus any amount that would have been paid to the participant but for a salary reduction agreement in effect during such year pursuant to Sections 125 or 401(k) of the Internal Revenue Code of 1986, as amended). The benefit payment under the SERP is not subject to any deductions for Social Security benefits or other offset amounts. Years of service credited under the SERP for the executive officers named in the Summary Compensation Table above are as follows: Paul B. Fireman, 17 years, Paul R. Duncan, 11 years, Robert Meers, 12 years, Angel Martinez, 15 years, and Kenneth I. Watchmaker, 4 years.

EMPLOYEE AGREEMENTS

     Mr. Fireman has a Stock Option Agreement with the Company pursuant to which he received in 1990 a grant of options to purchase 2.5 million shares of the Company's Common Stock at exercise prices ranging from $17.32 to $18.37 per share, which became exercisable in stages over a five-year period ending July 24, 1995. Options to purchase 2.5 million shares are currently exercisable pursuant to this grant. The options will remain exercisable until July 24, 2000, as long as (i) Mr. Fireman remains available to serve the Company as an employee, director or consultant, and (ii) Mr. Fireman does not compete with the Company in any manner.

     The Company entered into a split-dollar insurance agreement as of September 25, 1991 with a trust established by Paul Fireman, pursuant to which the Company and that trust will share in the premium costs of a whole life insurance policy that pays a death benefit of not less than $50 million upon the death of Paul Fireman, age 53 or Phyllis Fireman, age 52 (whichever occurs later). The Company pays that portion of each annual policy premium that, in general terms, equals the annual increase in the cash value of the policy. The Company may cause the agreement to be terminated and the policy to be surrendered at any time upon 60 days prior notice. Upon surrender of the policy or payment of the death benefit thereunder, the Company is entitled to repayment of an amount equal to the cumulative premiums previously paid by the Company, with all remaining payments to be made to the Fireman trust. See footnote (2) to the "Summary Compensation Table" above for further information on premium payments made by the Company under this policy.

     The Company has an employment agreement with Mr. Watchmaker which established a supplemental retirement plan for his benefit into which the Company has credited $400,000. The terms of such supplemental retirement plan are identical to the Reebok International Ltd. Excess Benefits Plan, except that if Mr. Watchmaker's employment is terminated by the Company without cause, or if his employment ceases after a change of control under the terms of his change of control agreement with the Company (as described below), the funds credited to his supplemental retirement plan will become vested immediately upon his termination. Mr. Watchmaker's benefits under this supplemental retirement plan are reduced if he returns to Ernst & Young and becomes eligible for a retirement plan there.

     The Company has change of control agreements with Mr. Duncan, Mr. Martinez, Mr. Meers and Mr. Watchmaker providing for certain compensation and benefits in the event of the termination of their employment with the Company following a "change in control" of the Company (as defined in the respective agreements). In the agreements with Mr. Martinez, Mr. Meers and Mr. Watchmaker, a "change in control" does not include one which is initiated by Company management, while in the agreement with Mr. Duncan it does. In each agreement, if the executive's employment with the Company were to terminate within 12 months following a change in control either on an involuntary basis (other than as a result of death, total disability, retirement, commission of a felony or conviction of a crime involving moral turpitude) or, in the agreements with Mr. Martinez, Mr. Meers and Mr. Watchmaker, in the event of a voluntary termination following a downgrading of title, responsibilities or compensation, and in the agreement with Mr. Duncan in the event of any voluntary termination, then the Company will pay to the executive a lump-sum cash payment equal to four times the aggregate of his then current annual base salary and his cash bonus for the most recent calendar year ended before the change in control. In addition, all of the executive's outstanding stock options, restricted shares and other incentive rights and interests will become immediately and fully vested and exercisable. The executive's dependents will also continue to participate fully at the expense of the Company in all accident and health plans provided by the Company immediately prior to the change in control, or receive substantially equivalent coverage, for the year following his termination. In addition, the agreements provide that the executive will be reimbursed by the Company for any legal fees incurred by him as a result of the termination of his employment. Receipt by the executive of the foregoing benefits is subject to his willingness to remain in the employ of the Company or its successor for at least six months after the change in control to assist in the transition. Mr. Duncan, Mr. Martinez, Mr. Meers and Mr. Watchmaker are also required not to leave voluntarily the employ of the Company in the event that any person or entity initiates a change in control until such time as the effort terminates or the change in control is completed.

     The above description is only a summary of the agreements which the Company has with its various executive officers and is qualified in its entirety by the actual agreements, copies of which have been filed as Exhibits to the Company's Annual Reports on Form 10-K.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee has submitted the following report:

     The Committee currently consists of Geoffrey Nunes, Chair, and William F. Glavin. Its responsibilities include setting the compensation level for the Chief Executive Officer and reviewing compensation levels for all other executive officers of the Company. Compensation for these individuals is established by the Chief Executive Officer. The Committee also functions as the stock option committee, and in that capacity grants all stock options to executive officers.

     Reebok's Chief Executive Officer, Paul Fireman, had a base salary in 1996 of $1,000,000 and was eligible for a bonus for 1996 with a target of up to 100% of his base salary. Mr. Fireman's salary and bonus target were established in 1990 and have not been changed since that time.

     During 1996, as part of a review of Mr. Fireman's total compensation program, the Committee reviewed comparative compensation data from a group of other companies in the shoe and apparel industries and leading consumer products companies assembled by an outside compensation consulting firm (this data was also reviewed in connection with evaluating the compensation of the other executive officers of the Company, as described below). The Committee decided to continue Mr. Fireman's base salary at $1,000,000 per year and to establish Mr. Fireman's target bonus at 100% of his base salary. The Committee believes that this base salary and target bonus place Mr. Fireman's compensation at approximately the 75th percentile of similarly situated chief executive officers, based on the survey data.

     In February 1996, the Committee reviewed and adopted an Executive Performance Incentive Plan (the "Bonus Plan") which was approved by stockholders, and permits bonuses paid by the Company pursuant to the plan to qualify for a tax deduction pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. The Bonus Plan provides for the award of bonuses to certain executive officers and key employees of the Company and its subsidiaries as long as certain performance criteria, established by the Committee are met. For 1996, Mr. Fireman's bonus, as well as the bonuses of the other executive officers of the Company, was determined in accordance with the Bonus Plan. Specifically, the Committee established performance goals for the Company for 1996 based on three criteria: net bookings, pre-tax profit and cash flow from operations, and determined the amount of the target award that would be paid if the performance goals were satisfied. For 1996, participants had the ability to earn 100% of their target award if all three performance goals were satisfied and could earn more than 100% of the target award if all three goals were exceeded.

     In February 1997, the Committee again met to review the Company's actual financial results for 1996 and determine whether, based on such results, any bonus awards would be paid to the executive officers under the Bonus Plan. Because the Company's performance did not satisfy the performance criteria set by the Committee for payment of bonuses, no bonus was awarded to Mr. Fireman.

     The Committee reviews the compensation for all executive officers other than the Chief Executive Officer on an annual basis. As part of such review, the Committee met in February 1996 with an outside compensation consulting firm and reviewed comparative compensation data from a group of 23 other companies in the shoe and apparel industries and leading consumer products companies. While several of these companies are included in the Standard and Poor's Shoes and Textiles Apparel Manufacturers Indices used as peer group indices in the comparison of five year cumulative total return graph included in this Proxy Statement, the Compensation Committee believes that the Company's most direct competitors for executive talent are not confined to the companies that would be included in a peer group established to compare shareholder returns. Thus, the companies surveyed for compensation purposes were not the same as those included in the peer group indices. Target total compensation levels for Reebok executive officers were generally in the 75th percentile of the compensation for the companies surveyed and the Committee determined that this was appropriate given the complexity, volatility and risks/rewards associated with Reebok's business.

     Bonuses for the executive officers for 1996 were determined in accordance with the Company's Bonus Plan and, based on the Company's 1996 financial results, no bonuses were paid to any executive officers, except that one executive officer, who is responsible for a business unit which met the performance criteria established by the Committee, received a bonus of approximately 95% of his target award.

     The Committee also grants stock options to executive officers to provide long-term performance related incentives that link rewards directly to shareholder gains over a multi-year period. Under the Company's current program, the stock options vest over a five year period, 40% of which vest two years after the grant and 20% each year thereafter. The stock options awarded to executive officers have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. At its February 1996 meeting, the Committee reviewed the Company's stock option program for 1996 and the Committee approved stock option grants to all executive officers. The size of the 1996 grants to executive officers was determined by setting the face value of the grant (number of shares multiplied by exercise price) at a multiple (ranging from two and one-half to three) of the executive's base salary. In the case of Paul Fireman, the number of options granted was based on three times his base salary.

     In addition to the grants to executive officers in February 1996, additional stock option grants were made to all executive officers in July 1996 in connection with the Company's repurchase of approximately 17 million shares of its Common Stock pursuant to a Dutch Auction self tender offer. The Committee determined that it was appropriate to grant additional options to the executive officers to give them a greater ownership stake in the Company and to motivate them through a program that would directly link their gain to the financial success of the Company, as reflected in the market price of its Common Stock. In determining the size of the grants, the Committee made a subjective determination as to the appropriate shareholding for executive officers at different levels of responsibility with the Company, reviewed the existing share and option holdings of each executive officer and then granted options which brought the total ownership level of each executive officer to the determined level. The exercise price of the options granted to all executive officers other than Paul Fireman was the fair market value of the Company's Common Stock on the date of grant. In the case of Mr. Fireman, 388,850 shares of stock were granted under option at an exercise price of $36.00 per share, the share price paid to shareholders in the Dutch Auction. The options for Mr. Fireman and three of the other executive officers vest over six and one-half years, in increments of 20% on December 31 in 1998, 1999, 2000, 2001 and 2002. In the case of the other two executive officers, 50% of the options vest on December 31 in 1998 and 1999. In all cases, the option grants specify that the number of shares subject to such options will automatically be reduced on a share-for-share basis if the option recipient sells or otherwise transfers prior to December 31, 1998 any shares of the Company's Common Stock acquired after the date of the grant pursuant to the exercise of any options held by the recipient prior to such date.

     In adopting and administering executive compensation plans and arrangements, the Committee considers whether the deductibility of such compensation will be limited under Section 162(m) of the Internal Revenue Code of 1986, as amended, and, in appropriate cases, will attempt to structure such compensation so that any such limitation will not apply.

                                          Geoffrey Nunes, Chair
                                          William F. Glavin

PERFORMANCE GRAPHS

     The following graph demonstrates a five-year comparison of cumulative total returns for the Company's Common Stock, the Standard & Poor's 500 Stock Index, and the Standard & Poor's Shoes and Textile Apparel Manufacturers Indices* from December 31, 1991 to December 31, 1996. The graph assumes an investment of $100 on December 31, 1991 in each of the Company's Common Stock and the stocks comprising the Standard & Poor's 500 Stock Index and the Standard & Poor's Shoes and Textile Apparel Manufacturers Indices. Each of the indices assumes that all dividends were reinvested.

                            TOTAL SHAREHOLDER RETURN

                                      REEBOK
                                   INTERNATIONAL
                                        LTD.        S&P 500 INDEX      S&P SHOES       S&P TEXTILES
DEC. 91                                   100              100              100              100
DEC. 92                                103.69           107.62           107.90           106.45
DEC. 93                                 92.45           118.46            75.88            80.48
DEC. 94                                122.79           120.03           102.97            78.83
DEC. 95                                 88.62           165.13           139.61            88.53
DEC. 96                                132.69           203.05           232.07           121.63

                                  YEAR ENDING
---------------
* The Standard & Poor's Shoes and Textile Apparel Manufacturers Indices were selected in order to compare the Company's performance with companies in each of the two primary lines of business in which the Company is engaged. The indices do not, however, include all of the Company's competitors, nor all product categories and lines of business in which the Company is engaged.

     The following graph demonstrates a comparison of cumulative total returns for the Company's Common Stock, the Standard & Poor's 500 Stock Index, and the Standard & Poor's Shoes and Textile Apparel Manufacturers Indices from July 26, 1985, the date of the Company's initial public offering, through December 31, 1996, and was prepared in the same manner as the five-year performance graph. This graph is included to show the Company's historical stock performance for the entire period since the Company's stock first became publicly traded.

                            TOTAL SHAREHOLDER RETURN

                                      REEBOK
                                  INTERNATIONAL
                                       LTD.        S&P 500 INDEX      S&P SHOES       S&P TEXTILES
26-JUL85                                  100              100              100              100
DEC. 86                                348.43           132.91           121.99           173.32
DEC. 87                                320.60           139.80           114.82           139.73
DEC. 88                                377.96           163.02           182.58           158.19
DEC. 89                                597.60           214.67           284.03           208.41
DEC. 90                                370.08           208.00           288.90           181.28
DEC. 91                               1077.51           271.38           595.38           290.74
DEC. 92                               1117.30           292.05           642.40           309.48
DEC. 93                                996.17           321.49           451.73           234.00
DEC. 94                               1323.07           325.75           613.01           229.18
DEC. 95                                954.93           448.14           831.16           257.39
DEC. 96                               1429.80           551.04          1381.59           353.63

                                  YEAR ENDING

TRANSACTIONS WITH MANAGEMENT AND AFFILIATES

     In connection with his relocation from California, the Company leases a house in Massachusetts to Angel Martinez, an Executive Vice President of the Company. Mr. Martinez has agreed to purchase the residence from the Company and the purchase will occur as soon as certain closing conditions are satisfied. Initially, the purchase price agreed upon was equal to the amount paid by the Company for the house, including certain renovations, plus the depreciated value of certain furnishings and closing costs paid by the Company. The Company, however, reduced the actual purchase price by approximately $185,000 to take into account the loss Mr. Martinez incurred on the sale of his California residence. When the residence was first leased to him, Mr. Martinez was not required to pay rent to the Company while bearing the carrying costs of his California residence. Beginning November 1, 1995, Mr. Martinez became liable for rent at a rate of $5,000 per month. Mr. Martinez will pay the full accrued amount of such rent to the Company at the time he purchases the Massachusetts residence from the Company.

     In April 1996, the Company entered into a three-year sponsorship agreement with Harlem Globetrotters International, Inc. (the "Globetrotters") under which Reebok is the exclusive athletic footwear and apparel sponsor of the Globetrotters and will supply Reebok products having an aggregate retail value not to exceed $140,000 to the Globetrotters each contract year. Under the agreement, Reebok has also been granted a license to produce and sell Reebok products bearing the Globetrotter's team trademark for a royalty payment of 5% of Reebok's production cost, with guaranteed royalty payments of $100,000 for the first contract year and $200,000 for the remaining two contract years. During 1996, Reebok paid to the Globetrotters $100,000 representing the minimum guaranteed royalty payment for the first contract year. Mannie L. Jackson, a director of the Company, is the Chairman, Chief Executive Officer and majority owner of the Globetrotters.

            APPROVAL OF AMENDMENT TO THE 1994 EQUITY INCENTIVE PLAN

     On February 25, 1997, the Board of Directors unanimously approved an amendment to the 1994 Equity Incentive Plan (the "Equity Plan") to increase the number of shares authorized for grants of awards under the Equity Plan by 2,500,000 shares, raising the total number of shares authorized for issuance under the Plan to 9,500,000 shares. Originally, 5,000,000 shares were authorized for issuance under the Equity Plan. In July 1996, the Board of Directors approved an increase of 2,000,000 shares authorized for issuance under the Plan in order to continue to provide a sufficient number of shares for the grant of awards under the Plan to non-officers of the Company, following a reduction in the number of shares remaining authorized for issuance under the Equity Plan resulting from a special grant of options to purchase an aggregate of 1,234,000 shares to certain of the Company's key executives as an incentive in connection with the Company's "Dutch Auction" self tender offer. As permitted under the Equity Plan, no shareholder approval was required for such increase. As of March 11, 1997, there were only 934,123 shares available for granting of awards under the Equity Plan. The Company is thus seeking to increase by 2,500,000 the number of shares authorized for grants of awards in order to permit the continued granting of awards under the Equity Plan.

     The purpose of the Equity Plan is to advance the interests of the Company and its subsidiaries by enhancing the Company's ability to (i) attract and retain employees and other persons or entities who are in a position to make significant contributions; (ii) reward such persons for such contributions; and
(iii) encourage such persons or entities to take into account the long-term interest of the Company through ownership of, or an interest in, shares of the Company's Common Stock. The Plan became effective on May 3, 1994 and will terminate on May 2, 2004. Employees of the Company and its subsidiaries and other persons or entities who are in a position to make significant contributions to the Company and its subsidiaries are eligible to participate in the Equity Plan, except that non-employee Directors are not eligible to participate in the Plan. It is not possible at this time to determine the approximate number of persons or entities who may be selected to receive future grants of awards under the Equity Plan or the number of awards to any person or entity.

     The Equity Plan is administered by the Compensation Committee, the members of which are all outside independent directors who are not eligible to participate in the Plan. Subject to the terms of the Equity Plan, the Committee is authorized to select recipients of awards, determine the size and type of awards to be made and determine the terms and conditions on which awards are made. Under the Equity Plan, the Committee is authorized to make awards in any calendar year of up to 250,000 shares of Common Stock to any participant other than the Chief Executive Officer and/or the President of the Company and up to 500,000 shares of Common Stock to the Chief Executive Officer and/or the President of the Company. The maximum amount of compensation other than Common Stock that may be awarded in any calendar year to any participant under the Equity Plan is $2,000,000.

     The following is a brief description of certain other material features of the Equity Plan:

     Options. The Equity Plan provides for the grant of options to purchase shares of Reebok Common Stock which are intended to qualify as "incentive stock options" under the Internal Revenue Code of 1986, as amended (the "Code"), as well as "non-qualified" options which are not intended to so qualify.

     The exercise price of any stock option granted under the Equity Plan may not be less than the fair market value of Reebok Common Stock on the date of the grant except in the case of grants to participants who are not executive officers of the Company and in certain limited circumstances involving amendments to outstanding options and options granted in acquisitions or other extraordinary transactions. In the case of "incentive stock options," the exercise price may not be less than 110% of such fair market value with respect to any such option granted to a participant who owns 10% or more of the outstanding Common Stock. As of March 11, 1997, the market value of a share of Reebok Common Stock was $49.875. The period within which each such option may be exercised cannot exceed ten years from the date of grant. Options are exercisable in full or in installments as provided by the terms of each option as determined by the Compensation Committee. Payment of the exercise price of any option must be made in full at the time of exercise. Such payment must be in cash or in such other form as the Compensation Committee may approve.

     Stock Appreciation Rights. The Equity Plan permits the issuance of stock appreciation rights ("SARs"), which are rights entitling the recipient to receive payment, in cash and/or stock, based on the appreciation in value of the Company's Common Stock. Generally, an SAR entitles the recipient to receive, for each share for which it is exercised, the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the fair market value of a share on the date the SAR was granted. However, the Compensation Committee may also grant SARs which provide that the amount a recipient is entitled to receive will be adjusted upward or downward under the terms established by the Compensation Committee to take into account the performance of the Company's Common Stock in comparison with the performance of other stocks or any index or indices of other stocks.

     SARs may be granted in tandem with, or independently of, stock options granted under the Equity Plan. If an SAR is granted in tandem with a stock option, it will be exercisable only at such times, and to the extent, that the related stock option is exercisable. An SAR granted independently of stock options will be exercisable at such times and on such conditions as the Compensation Committee may specify.

     Restricted Stock. The Equity Plan permits the grant of awards of restricted stock which entitle the recipient to acquire shares of Reebok Common Stock, subject to certain restrictions or conditions, for no cash consideration or for such consideration as the Compensation Committee may determine. Generally, awards of restricted stock are subject to restrictions on transfer and subject to forfeiture unless specified conditions are met, such as continuous service with the Company, achievement of business objectives and/or achievement of individual, unit or Company goals.

     Deferred Stock. The Equity Plan also permits the grant of awards of deferred stock, which entitle the recipient to receive shares of Reebok Common Stock to be delivered in the future. Delivery of such shares of deferred stock will take place at such time or times, and on such conditions, as the Compensation Committee may determine.

     General Provisions Applicable to All Awards. No awards made under the Equity Plan may be assigned, pledged or transferred by a recipient other than by will or by the laws of descent and distribution.

     The Compensation Committee is required to make appropriate adjustments to outstanding awards to reflect stock dividends, stock splits and similar events. In the event of a merger, consolidation, any sale of substantially all of the Company's assets or other transaction or series of related transactions as a result of which a single person or several persons acting in concert own a majority of the Company's Common Stock (except for certain transactions that do not involve a change in the holders of a majority of the outstanding shares of Common Stock and the ownership of more than half of the outstanding shares of Common Stock by a single person), all outstanding options and SARs will become exercisable and each outstanding restricted stock and deferred stock award will become free of all restrictions and conditions or, in lieu thereof, the Compensation Committee in its discretion may, by the vote of a majority of the members thereof who are Continuing Directors (as defined in the Equity Plan), provide for replacement awards.

     The Compensation Committee may at any time discontinue granting awards under the Equity Plan. The Board of Directors may amend, suspend or terminate the Equity Plan, provided that no such action will be made without the approval of the shareholders of the Company, if such approval is required by Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board of Directors may increase the number of shares authorized for issuance under the Plan to non-officers of the Company without obtaining shareholder approval, although any increase in shares to be used for grants to officers requires shareholder approval.

FEDERAL TAX EFFECTS WITH RESPECT TO OPTIONS:

     Incentive Options. No taxable income is realized by the optionee upon the grant or exercise of an incentive stock option under the Equity Plan. If the optionee does not dispose of the shares issued pursuant to the exercise of an incentive stock option within two years from the date of grant or within one year after the transfer of such shares to the optionee, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss and (b) no deduction will be allowed to the Company for federal income tax purposes. The exercise of incentive stock options may result in alternative minimum tax liability for the optionee.

     If shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition") generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (b) the Company will be entitled to deduct such amount. Any further gain realized will be taxed as short-term or long-term capital gain and will not result in any deduction by the Company. Special rules apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of Common Stock. A disqualifying disposition in the year of exercise will eliminate the alternative minimum tax effect of the incentive stock option.

     Non-qualified Options. With respect to non-qualified options under the Equity Plan, no income is realized by the optionee at the time the option is granted. Generally, (a) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount and (b) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held.

     Under Section 162(m) of the Code, the Company would be unable in certain circumstances to claim a deduction upon the exercise of options granted to its top five executive officers under the Equity Plan unless shareholder approval of this amendment to the Plan is obtained.

SHAREHOLDER APPROVAL OF AMENDMENT TO EQUITY PLAN:

     The maximum number of shares of Common Stock that currently may be issued under the Equity Plan is 7 million (of which 2 million shares may be used for grants only to non-officers of the Company and of which no more than 1 million shares of Common Stock may be issued pursuant to the exercise of stock options that qualify as "incentive stock options" under the provisions of Section 422A of the Code). As of March 11, 1997, there were 934,123 shares available for future grants of options under the Equity Plan. Unless the number of shares reserved for issuance pursuant to options granted under the Equity Plan is increased, there will not be sufficient shares reserved for issuance under the Plan to permit the continued granting of awards. An affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve the amendment to the Equity Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 2.

                              SHAREHOLDER PROPOSAL

     The following proposal was submitted by the California Public Employees' Retirement System (CalPERS), a shareholder of the Company. CalPERS has informed the Company that its address is P.O. Box 942708, Sacramento, California 94229-2708 and that it is the owner of approximately 599,000 shares of the Company's Common Stock.

     "RESOLVED, that the stockholders of Reebok International Ltd. recommend that the board of directors take the necessary steps, in compliance with applicable law, to reorganize itself into one class. The reorganization shall be done in a manner that does not affect the unexpired terms of directors previously elected.

                              Supporting Statement

     Is accountability by the board of directors important to shareholders? As a trust fund with more than 1 million participants, and as the owner of approximately 599,000 shares of the Company's common stock, the California Public Employees' Retirement System (CalPERS) thinks accountability is of paramount importance. This is why we are sponsoring this proposal which, if passed, would urge the board to reorganize itself so that each director stands before the shareholders for re-election each year. We hope to eliminate the Company's, so-called "classified board", whereby the directors are divided into three classes, each serving a three-year term. Under the current structure, shareholders can only vote on one-third of the board at any given time.

     By classifying itself, a board insulates its members from immediate challenge. Insularity may have made sense in the past (e.g., during the takeover frenzy of the 1980s). But now, we believe that insularity works primarily to hamper accountability. A classified board can prevent shareholders from mounting a successful opposition to the entire board, because only a third of the directors are up for election in any given year. By way of contrast, a declassified board would stand for election in its entirety, every year.

     CalPERS believes that corporate governance procedures and practices, and the level of management accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better.

     We -- as one shareholder -- are dissatisfied with the Company's long-term financial performance. We seek to improve that performance through this structural reorganization of the board. If the board acts on our proposal, shareholders would have the opportunity to register their views at each annual meeting -- on performance of the board as a whole, and of each director as an individual.

     CalPERS urges you to join us in VOTING TO DE-STAGGER the terms of election, as a powerful tool for management incentive and accountability. We urge your support FOR this proposal."

STATEMENT OF BOARD OF DIRECTORS RECOMMENDING A VOTE AGAINST THIS STOCKHOLDER PROPOSAL

     The Board believes that the present system of electing directors of the Company in three classes is in the best interests of the Company and its stockholders and should not be changed.

     A classified board offers important advantages to stockholders and is the preferred method of governance for the majority of Fortune 500 companies. Moreover, Massachusetts law, under which the Company is incorporated, requires all publicly-held corporations to have a classified board, unless the company affirmatively exempts itself from such requirement. The legislative history surrounding enaction of this law shows a decided preference for classified boards in the interest of public policy.

     The Board believes that a classified board enhances continuity and stability in the Company's management and policies since a majority of the directors at any given time will have had prior experience and familiarity with the business of the Company. This continuity and stability facilitates more effective long-term planning and is integral to increasing the Company's value to stockholders. Moreover, such continuity helps the Company attract and retain qualified individuals willing to commit the time and dedication necessary to understand the Company, its operations and competitive environment.

     The Board is committed to corporate accountability and does not accept the proposition that a classified board insulates directors from responsibility. A classified board permits stockholders to annually change one-third of the directors and thereby substantially change the Board's composition and character. Corporate accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three.

     Additionally, a classified board protects shareholders against potentially coercive takeover tactics, whereby a party attempts to acquire control on terms that do not offer the greatest value to all stockholders. Because a classified board prevents the immediate removal of directors, any person seeking to acquire control of the Company is encouraged to negotiate with the Board. This ensures the Board sufficient time to develop and consider appropriate strategy and enhances its ability to negotiate the best result for all stockholders.

     The Company understands that the Board should be responsive to shareholders and has taken steps to assure corporate accountability through such measures as maintaining a majority of outside directors (seven of ten); and having only outside directors on the Audit Committee, the Compensation Committee, and the Board Affairs Committee, which has responsibility for corporate governance issues.

     Finally, shareholders should be aware that adoption of this stockholder proposal would not eliminate board classification and institute the annual election of directors, but would constitute merely a recommendation by the stockholders that the Board consider enacting such a change. The affirmative vote of two-thirds of the outstanding shares or a vote of the directors is required to opt out of the Massachusetts law and declassify the Board.

     For the reasons outlined above, the Board has concluded that a classified board is in the best interests of the Company and its shareholders and thus is opposed to CalPERS' shareholder proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

                               OTHER INFORMATION

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, all required Section 16(a) filings were made.

AUDIT MATTERS

     Ernst & Young LLP has been selected to audit the consolidated financial statements of the Company for the year ended December 31, 1997, and to report the results of their audit to the Audit Committee of the Board of Directors.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

SHAREHOLDER PROPOSALS

     Proposals of shareholders submitted for consideration at the Annual Meeting of Shareholders in 1998 must be received by the Company no later than November 30, 1997.

OTHER BUSINESS

     The Board of Directors knows of no business that will come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

FORM 10-K

     A COPY OF REEBOK'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE BY WRITING TO: OFFICE OF INVESTOR RELATIONS, REEBOK INTERNATIONAL LTD., 100 TECHNOLOGY CENTER DRIVE, STOUGHTON, MASSACHUSETTS 02072.

March 26, 1997

                                      PROXY

                   ANNUAL MEETING OF REEBOK INTERNATIONAL LTD.

                                   May 1, 1997

     The undersigned hereby constitutes and appoints KENNETH WATCHMAKER and BARRY NAGLER, or either one of them with power of substitution to each, proxies to vote and act at the Annual Meeting of Shareholders to be held at The First National Bank of Boston, First Floor Auditorium, 100 Federal Street, Boston, Massachusetts on May 1, 1997 at 10:00 a.m., and at any adjournments thereof, upon and with respect to the number of shares of Common Stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies, or their substitutes, to vote in such manner as they may determine on any matters which may come before the meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is acknowledged, and to vote on the following as specified by the undersigned. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Unless otherwise specified in the boxes provided on the reverse side hereof, this proxy will be voted IN FAVOR of all nominees for director, FOR proposal 2, AGAINST proposal 3 and in the discretion of the named proxies as to any other matter that may come before the meeting or any adjournments thereof.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE                  SEE REVERSE SIDE




[X] Please mark
    votes as in
    this example.

PLEASE DO NOT FOLD THIS PROXY

1.  Election of Class I Directors

The undersigned hereby GRANTS authority to elect as Class I directors the following nominees:

Nominees:  Mannie L. Jackson, Geoffrey Nunes

                      FOR         WITHHELD
                     [   ]         [   ]

[  ] ------------------------------------------
     For all nominees except as noted above




2. To approve an amendment to the 1994 Equity Incentive Plan to increase the number of shares of Common Stock authorized for issuance by 2,500,000 shares.

                   FOR     AGAINST    ABSTAIN
                  [   ]     [   ]      [   ]



3. Shareholder proposal to reorganize the Board of Directors into one class.


                   FOR     AGAINST    ABSTAIN
                  [   ]     [   ]      [   ]


                                            MARK HERE   [  ]
                                            FOR ADDRESS
                                            CHANGE AND
                                            NOTE AT LEFT


Please sign exactly as your name(s) appear hereon. When signing as attorney, executor, administrator, trustee, or guardian, please sign your full title as such. Each joint owner should sign.


Signature: _____________________________   Date _________________

Signature: ______________________________  Date _________________